Filed pursuant to Rule 433

Dated May 9, 2016

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
May 9, 2016 and the

Prospectus dated April 27, 2015
Registration No. 333-203677

AbbVie Inc.

Pricing Term Sheet

$1,800,000,000 2.300% Senior Notes due 2021

$1,000,000,000 2.850% Senior Notes due 2023

$2,000,000,000 3.200% Senior Notes due 2026

$1,000,000,000 4.300% Senior Notes due 2036

$2,000,000,000 4.450% Senior Notes due 2046

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie, Inc.
Trade Date:	May 9, 2016
Settlement Date:	May 12, 2016 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-203677)
Joint Book-Running Managers:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

SG Americas Securities, LLC

Co-Managers:

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Standard Chartered Bank

Wells Fargo Securities, LLC

DNB Markets, Inc.

Lloyds Securities Inc.

U.S. Bancorp Investments, Inc.

Loop Capital Markets LLC

The Williams Capital Group, L.P.

Interest Payment Dates:	May 14 and November 14, commencing November 14, 2016
Day Count Convention:	30 / 360
Special Mandatory Redemption:

If the consummation of the Stemcentrx acquisition does not occur on or before October 22, 2016 or the Issuer notifies the Trustee that the merger agreement has been terminated in accordance with its terms prior to the consummation of the Stemcentrx acquisition, the Issuer will be required to redeem all of the notes of each series at a redemption price equal to 101% of their respective principal amounts plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date.

Terms applicable to 2.300% Senior Notes due 2021

Aggregate Principal Amount:	$1,800,000,000

Final Maturity Date:	May 14, 2021
Public Offering Price:	99.826%, plus accrued and unpaid interest, if any, from May 12, 2016
Benchmark Treasury:	1.375% due 2021
Benchmark Treasury Price and Yield:	100-29 / 1.187%
Spread to Benchmark Treasury:	T+115 bps
Coupon:	2.300%
Yield to Maturity:	2.337%
Make Whole Call:	Make-whole call at T+20 bps
Par Call:	On or after April 14, 2021
CUSIP / ISIN:	00287Y AU3 / US00287YAU38

Terms applicable to 2.850% Senior Notes due 2023

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	May 14, 2023
Public Offering Price:	99.987%, plus accrued and unpaid interest, if any, from May 12, 2016
Benchmark Treasury:	1.625% due 2023
Benchmark Treasury Price and Yield:	100-26 / 1.502%
Spread to Benchmark Treasury:	T+135 bps
Coupon:	2.850%
Yield to Maturity:	2.852%
Make Whole Call:	Make-whole call at T+20 bps
Par Call:	On or after March 14, 2023
CUSIP / ISIN:	00287Y AX7 / US00287YAX76

Terms applicable to 3.200% Senior Notes due 2026

Aggregate Principal Amount:	$2,000,000,000
Final Maturity Date:	May 14, 2026
Public Offering Price:	99.618%, plus accrued and unpaid interest, if any, from May 12, 2016
Benchmark Treasury:	1.625% due 2026
Benchmark Treasury Price and Yield:	98-29+ / 1.745%
Spread to Benchmark Treasury:	T+150 bps
Coupon:	3.200%
Yield to Maturity:	3.245%
Make Whole Call:	Make-whole call at T+25 bps
Par Call:	On or after February 14, 2026
CUSIP / ISIN:	00287Y AY5 / US00287YAY59

Terms applicable to 4.300% Senior Notes due 2036

Aggregate Principal Amount:	$1,000,000,000
Final Maturity Date:	May 14, 2036
Public Offering Price:	99.455%, plus accrued and unpaid interest, if any, from May 12, 2016
Benchmark Treasury:	3.000% due 2045
Benchmark Treasury Price and Yield:	108-12+ / 2.591%
Spread to Benchmark Treasury:	T+175 bps
Coupon:	4.300%
Yield to Maturity:	4.341%

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Make Whole Call:	Make-whole call at T+30 bps
Par Call:	On or after November 14, 2035
CUSIP / ISIN:	00287Y AV1 / US00287YAV11

Terms applicable to 4.450% Senior Notes due 2046

Aggregate Principal Amount:	$2,000,000,000
Final Maturity Date:	May 14, 2046
Public Offering Price:	99.328%, plus accrued and unpaid interest, if any, from May 12, 2016
Benchmark Treasury:	3.000% due 2045
Benchmark Treasury Price and Yield:	108-12+ / 2.591%
Spread to Benchmark Treasury:	T+190 bps
Coupon:	4.450%
Yield to Maturity:	4.491%
Make Whole Call:	Make-whole call at T+30 bps
Par Call:	On or after November 14, 2045
CUSIP / ISIN:	00287Y AW9 / US00287YAW93

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847; Deutsche Bank Securities Inc. toll-free at (800) 503-4611; J.P. Morgan Securities LLC collect at (212) 834-4533; or Merrill Lynch Fenner & Smith Incorporated toll-free at (800) 294-1322.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated May 9, 2016, to the Issuer’s prospectus, dated April 27, 2015.

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